Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED AUGUST 31, 2022 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 19, 2022 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the second quarter ended August 31, 2022. Highlights include:

•
Revenues were $111.2 million for the quarter compared to $100.5 million for the same quarter last year, an increase of $10.7 million or 10.6%.
•
Earnings per diluted share for the current quarter were $0.47 compared to $0.29 for the comparative quarter last year, an increase of 62.0%.
•
Our gross profit margin for the quarter was 31.7% compared to 28.8% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2022 were $111.2 million compared to $100.5 million for the same quarter last year, an increase of $10.7 million, or 10.6%. Gross profit margin was $35.2 million, or 31.7%, as compared to $28.9 million, or 28.8%, for the same quarter last year. Net earnings for the quarter were $12.2 million, or $0.47 per diluted share, as compared to $7.5 million, or $0.29 per diluted share, for the same quarter last year.

The Company’s revenues for the six-month period ended August 31, 2022 were $218.9 million compared to $197.4 million for the same period last year, an increase of $21.5 million or 10.9%. Gross profit margin was $69.2 million, or 31.6%, as compared to $58.1 million, or 29.4% for the six-month periods ended August 31, 2022 and August 31, 2021, respectively. Net earnings for the six-month period ended August 31, 2022 were $23.8 million, or $0.92 per diluted share compared to $14.8 million, or $0.57 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, "We are pleased with our performance for the second quarter. Customer demand for our products continues to be strong as seen in revenue increases in recent quarters. Our gross profit margin increased to 31.7% for the current quarter from 28.8% for the same prior year quarter, an increase of 2.9%. Our EBITDA increased over the first quarter from $20.5 million to $21.3 million, representing 19.1% of sales for both quarters. Our disciplined cost management and pricing strategies contributed to our improved performance despite a challenging supply chain and inflationary cost environment. Paper remains in short supply and the tight labor market persists, but we continue to monitor incoming order volumes as well as rising raw material and other input costs so that we can proactively adjust our pricing and costs accordingly. We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize as we continue to explore strategic opportunities in the acquisition arena to increase profitability."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization).

The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and six months ended August 31, 2022 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Net earnings	$12,194	$7,460	$23,821	$14,764
Income tax expense	4,741	3,197	9,264	6,327
Interest expense	—	2	—	4
Depreciation and amortization	4,329	4,662	8,707	9,296
EBITDA (non-GAAP)	$21,264	$15,321	$41,792	$30,391
% of sales	19.1%	15.3%	19.1%	15.4%

In Other News

On September 16, 2022 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on November 4, 2022 to shareholders of record on October 7, 2022.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2022. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2022	2021	2022	2021
Revenues	$111,233	$100,451	$218,900	$197,381
Cost of goods sold	76,014	71,550	149,677	139,294
Gross profit margin	35,219	28,901	69,223	58,087
Operating expenses	17,942	18,096	35,624	36,734
Operating income	17,277	10,805	33,599	21,353
Other (income) expense	342	148	514	262
Earnings before income taxes	16,935	10,657	33,085	21,091
Income tax expense	4,741	3,197	9,264	6,327
Net earnings	$12,194	$7,460	$23,821	$14,764

Weighted average common shares outstanding
Basic	25,797,097	26,080,121	25,805,419	26,055,056
Diluted	25,858,811	26,170,396	25,867,504	26,146,421

Earnings per share
Basic	$0.47	$0.29	$0.92	$0.57
Diluted	$0.47	$0.29	$0.92	$0.57

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2022	2022
Assets
Current Assets
Cash			$91,520	$85,606
Accounts receivable, net			43,887	39,022
Inventories, net			48,391	38,538
Other			2,078	1,863
Total Current Assets			185,876	165,029
Property, plant & equipment, net			50,240	53,633
Operating lease right-of-use assets			13,571	15,544
Goodwill and intangible assets			131,308	134,246
Other			477	392
Total Assets			$381,472	$368,844
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$15,777	$16,678
Accrued expenses			19,128	15,422
Current portion of operating lease liabilities			4,602	5,090
Total Current Liabilities			39,507	37,190
Long-term debt			—	—
Other non-current liabilities			26,649	27,839
Total liabilities			66,156	65,029
Shareholders' Equity			315,316	303,815
Total Liabilities and Shareholders' Equity			$381,472	$368,844

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2022	2021
Cash provided by operating activities			$21,755	$24,507
Cash used in investing activities			(1,801)	(5,205)
Cash used in financing activities			(14,040)	(12,391)
Change in cash			5,914	6,911
Cash at beginning of period			85,606	75,190
Cash at end of period			$91,520	$82,101